                                                                    EXHIBIT 99.1

                    [DORAL FINANCIAL CORPORATION LETTERHEAD]



February 23, 2005                                          FOR IMMEDIATE RELEASE

Contact:

Mario S. Levis
Senior Executive Vice
President and Treasurer
Tel: (787) 474-6709


             DORAL FINANCIAL ADDRESSES MISPLACED INVESTOR CONCERNS
       RELATING TO INVESTMENTS IN CORPORATE BOND AND LOAN OBLIGATIONS BY
                           ANOTHER LOCAL INSTITUTION


         San Juan, Puerto Rico, February 23, 2005 - Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer of Doral Financial Corporation (NYSE:
DRL), said that a recent announcement by a local institution related to charges taken by that institution with respect to its investments in corporate bond obligations ("CBOs") and corporate loan obligations ("CLOs") had caused confusion among certain investors. The Chairman stated that Doral has not made any investment in CBOs and CLOs and that the Company was not the subject of any regulatory investigation.

         The Chairman reiterated that despite an uncertain interest rate environment the fundamentals of the Company remained healthy with continued strong demand for new housing loans, strong production of refinancing loans for debt consolidation purposes, growth in banking operations and increased fee income, principally from the insurance agency business.

         The Company, a financial holding company, is the largest residential mortgage lender in Puerto Rico, and the parent company of Doral Bank, Puerto Rico's fastest growing commercial bank, Doral Securities, a Puerto Rico based investment banking and institutional brokerage firm, Doral Insurance Agency, Inc. and Doral Bank FSB, a federal savings bank based in New York City.